Exhibit 99.1
                                               FINANCIAL NEWS RELEASE

                              Contact: Mobius Management Systems, Inc.
                              Ray Kunzmann
                      914-921-7446
                              rkunzman@mobius.com

                  Investor Relations
                      Makovsky + Company
                  Gene Marbach
                      212-508-9645
                  gmarbach@makovsky.com

                   Media Relations
                   Dukas Public Relations Inc.
                   Richard Dukas
                   212-704-7385
                   richard@dukaspr.com

For Immediate Release

MOBIUS MANAGEMENT SYSTEMS, INC. REPORTS RESULTS
FOR SECOND FISCAL QUARTER OF 2007

Rye, NY - January 25, 2007 - Mobius Management Systems, Inc. (Nasdaq: MOBI), a leading provider of integrated solutions for enterprise archiving and records management, today announced results for its second fiscal quarter of 2007.

Net income for the fiscal second quarter of 2007 was $363,000, or $0.02 per diluted share, as compared with $317,000, or $0.02 per diluted share, in last year’s second quarter. Operating loss for the fiscal quarter ended December 31, 2006, was $754,000, as compared with an operating loss of $120,000 in the same period last year. Total consolidated revenues for the fiscal second quarter of 2007 increased 5.0% to $22.8 million, compared with $21.8 million in the fiscal second quarter of last year. Software license revenues for the fiscal second quarter of 2007 were $9.1 million, as compared with the prior year’s license revenue of $9.5 million.

Net income for the first half of fiscal 2007 was $1.1 million, or $0.06 per diluted share, as compared with $632,000, or $0.03 per diluted share, for the same period last year. Operating loss for the six months ended December 31, 2006, was $7,000, as compared with an operating loss of $223,000 for the same period last year. Total consolidated revenues for the first half of fiscal 2007 increased 5.4% to $45.5 million, compared with $43.2 million for the same period last year. Software license revenues in the first half of fiscal 2007 were $19.0 million, as compared with the prior year’s license revenue of $18.5 million.

The Company’s effective tax rate in the second fiscal quarter of 2007 was a tax benefit rate of 388.1%, compared to a tax provision rate of 35.6% in the same period last year. This favorable tax benefit rate was due to the reinstatement of the U.S. research and development tax credit by Congress in December 2006, retroactive to January 1, 2006. As a result of the reinstatement, the Company recaptured credits not recorded in the prior three fiscal quarters and factored the credit into its current year tax rate.

The Company’s results in the second fiscal quarters of 2007 and 2006 have been reduced by pre-tax expenses of approximately $286,000, or $0.01 per diluted share, and $196,000, or $0.01 per diluted share, respectively, related to stock-based compensation. For the first half of fiscal 2007 and 2006, the Company’s earnings have been reduced by pre-tax expenses of approximately $552,000, or $0.02 per diluted share, and $423,000, or $0.02 per diluted share, respectively, related to stock-based compensation.

As of December 31, 2006, cash totaled $53.3 million, compared with $40.0 million at June 30, 2006. The increase in cash was primarily due to reductions in accounts receivable balances. As of December 31, 2006, total software license installments receivable amounted to $20.8 million, as compared with the June 30, 2006 balance of $21.5 million. The Company had no bank debt outstanding at December 31, 2006.

Commenting on the results, Mitch Gross, President and CEO of Mobius, said, “Our results in the second fiscal quarter were mixed. Cash generation continues to be very strong as we added over $7.0 million to our cash balance in the quarter and over $13.0 million year-to-date. Total revenues were in line with our expectations and service revenue continues to improve primarily as a result of growth in our European service business. License revenue, however, was lower than anticipated due to a number of factors, including several opportunities moving out to future quarters, the learning curve associated with new direct sales staff added over the first half of fiscal 2007 and delays in executing on our new channel sales program.”

Mitch Gross continued, “We typically earn significantly higher margins on the license component of our revenue. As such, although our total revenues in the quarter were in line with expectations, the mix of lower license revenue and higher service revenue resulted in an unfavorable variance in gross margins and an operating loss. This unfavorable variance was offset by the favorable tax benefit discussed earlier and, as a result, earnings per share were in line with our expectations.”

Guidance

Looking to the third quarter of fiscal 2007, Mr. Gross noted, “We remain very optimistic about the future growth of our new and existing products as we continue to work on improving our execution. During the last week of January we will hold our annual users conference, which this year will be in Los Angeles. This is always a great opportunity to meet with our current and prospective customers and share thoughts on how Mobius can best improve their operations. Given our customers’ seasonal buying patterns and their focus on our annual user group meeting, the third fiscal quarter is typically one of the more challenging quarters. In addition, our expenses have increased over the prior year as we have created our new channel sales and marketing team and increased our direct sales staff. We expect increased revenue generation from this investment as these new employees gain experience at Mobius. We are currently forecasting revenue in our fiscal third quarter ending March 31, 2007, to be between $22.0 million and $23.0 million, which would result in earnings per diluted share of between a loss of

$(0.02) and a profit of $0.01. This compares to third quarter fiscal 2006 revenues of $21.6 million and a profit of $0.01 per diluted share.”

Recent Highlights

Mobius Invited to Participate in Microsoft New Product Launch: Mobius, a Microsoft Gold Certified Partner, is among a select group of partners participating in Microsoft’s major launch of new products, which unveils dramatic advances in the Windows operating system and Office suite of desktop applications, including SharePoint.

Microsoft to Speak at 17th Annual Mobius Users Group (“MUG”) Conference: Microsoft will sponsor and speak at Mobius’s annual users group conference to be held in Los Angeles, January 28-31. Mobius customers will be introduced to Microsoft’s new products and to the integration of Mobius products and Microsoft SharePoint, which delivers a joint solution that facilitates access to all enterprise information.

Mobius Seminars Highlight Best Practices for Managing Enterprise Spreadsheets: Mobius held a series of seminars designed to educate finance, audit and compliance professionals on the risks and costs associated with the misuse of enterprise spreadsheets. The seminars were held in eight major cities throughout the United States.

Mobius Announces Partner Program Focused on Enterprise Content Integration: Mobius announced the “TCI Application Accelerator Program” (TAAP), a comprehensive program for systems integrators and independent software vendors that require integration of diverse information as a component of their core offerings. TAAP is based on Mobius’s Total Content Integrator (TCI), the premier solution for connecting any content source with any content user or application.

Mobius Hosts Webcast on New Imperatives for E-Mail Management: Mobius hosted a Webcast to explore strategies and best practices for managing e-mail to meet regulatory requirements, support legal discovery and manage storage and administration.

Mobius Presents Industry-Leading Archiving and Compliance Solutions at BAI Retail Delivery Conference & Expo: Mobius showcased enterprise-class banking solutions that reduce the costs of deploying and managing customer-centric solutions at the BAI Retail Delivery Conference & Expo.

Mobius Helps Insurers Manage the Explosive Growth of Information to Ensure Compliance While Reducing Operating Costs: Mobius showcased insurance applications at ISOTech 2006, a leading conference for insurance technology and business professionals.

Mobius Expands European Presence through Strategic Alliance with Avitis: Mobius announced a reseller agreement with Avitis, a prominent value-added integrator headquartered in Paris. Under the terms of the agreement, Avitis will resell Mobius software in French-speaking countries across Europe.

Mobius Spreadsheet Compliance Solution Featured at IIA All Star Conference: Mobius showcased its ABS for Spreadsheet Compliance solution at the IIA (Institute of Internal Auditors) All Star Conference.

Conference Call Information

Mobius will hold its quarterly conference call today at 10:00 AM EST to discuss its fiscal second quarter 2007 results. Interested persons wishing to listen to the conference call via Webcast may access it at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=113759&eventID=1451696

The conference call will be available for playback following the live call from approximately 1:00 p.m. (Eastern) on Thursday, January 25, until 11:59 p.m. (Eastern) on Thursday, February 1.

The number for the replay is 877-519-4471; international participants should dial +1-973-341-3080; all callers should enter pin number 8298504.

About Mobius

Mobius Management Systems, Inc. (www.mobius.com) is a leading provider of integrated solutions for enterprise archiving and records management. The company's comprehensive software suite integrates content across disparate repositories, supports regulatory compliance, and includes content-enabled applications that automate business processes. Mobius solutions have achieved industry-wide recognition for breadth of functionality, breadth of supported formats, and high-volume, high-demand performance. The Mobius customer base is made up of leading companies across all industries, including more than sixty percent of the Fortune 100. The company, founded in 1981, is headquartered in Rye, New York. Mobius has sales offices in the U.S., Canada, the United Kingdom, France, Germany, Italy, Sweden, the Netherlands, Switzerland, Australia and Japan. The Company also markets through a network of agents in Central and South America, Europe, Middle East, Africa and Asia.

Statements contained in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future sales and profitability, as well as product development and/or introductions, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the company’s control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, market acceptance of Mobius's products, ability to manage expenses, fluctuations in period to period results, seasonality, uncertainty of future operating results, long and unpredictable sales cycles, technological change, product concentration, competition, international sales and operations, protection of intellectual property, extended payment risk, sufficient revenues from professional services, dependence on licensed technology, risk of product defects, product liability, expansion of indirect channels, management of growth, dependence on executive management, other key employees and subcontractors, consolidation in the industries we market and sell, concerns about transaction security on the Internet, factors affecting valuation of stock option expense, changes in prevailing equity-based compensation practices, general conditions in the economy and the impact of recently enacted or proposed regulations. These risks and uncertainties are described in detail from time to time in Mobius’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 11, 2006, and its Quarterly Reports on Form 10-Q. Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.

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(Tables to follow)

MOBIUS MANAGEMENT SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
Revenues:
Software license	$9,088	$9,507	$19,029	$18,502
Maintenance	11,117	10,377	22,024	21,056
Professional service and other	2,631	1,874	4,474	3,621
Total revenues	22,836	21,758	45,527	43,179

Cost of revenues:
Software license	221	370	366	655
Maintenance	2,240	1,853	4,145	3,718
Professional service and other	1,722	1,453	3,111	2,839
Total cost of revenues	4,183	3,676	7,622	7,212

Gross profit	18,653	18,082	37,905	35,967

Operating expenses:
Sales and marketing	10,051	9,019	19,213	18,229
Research and development	5,647	5,793	11,386	11,314
General and administrative	3,709	3,390	7,313	6,647
Total operating expenses	19,407	18,202	37,912	36,190

Loss from operations	(754)	(120)	(7)	(223)
Interest and other income	628	612	1,272	1,207
Income (loss) before income taxes	(126)	492	1,265	984
Provision for (benefit from) income taxes	(489)	175	152	352
Net income	$363	$317	$1,113	$632

Basic weighted average shares	19,402	18,706	19,226	18,631
Basic earnings per share	$0.02	$0.02	$0.06	$0.03
Diluted weighted average shares	20,181	19,803	20,059	19,732
Diluted earnings per share	$0.02	$0.02	$0.06	$0.03

MOBIUS MANAGEMENT SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	12/31/06	6/30/06
Assets:
Current Assets:
Cash and cash equivalents	$53,270	$39,967
Accounts receivable, net	10,454	19,654
Software license installments, current	11,614	12,054
Other current assets	2,446	2,480
Total Current Assets	77,784	74,155

Property and equipment, net	3,681	3,912
Software license installments, non-current	9,140	9,416
Deferred income taxes, non-current	2,992	2,478
Other non-current assets	3,203	3,379

Total Assets	$96,800	$93,340

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$13,113	$15,994
Deferred revenues, current	23,372	22,765
Deferred income taxes, current	3,155	2,480
Total Current Liabilities	39,640	41,239

Deferred revenues, non-current	1,940	2,092
Other non-current liabilities	525	509

Total Stockholders’ Equity	54,695	49,500

Total Liabilities and Stockholders’ Equity	$96,800	$93,340